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                                                                    Exhibit 10.2

    [GENCORP LOGO]
                                                                  175 Ghent Road
                                                       Fairlawn, Ohio 44333-3300

    John B. Yasinsky                                        Tel:  (216) 869-4300
    Chairman and                                             Fax: (216) 869-4410
    Chief Execution Officer


May 10, 1996-Revised

Nathaniel J. Mass
768 Main Street
Hingham, MA 02043-3630


Dear Nat:

I am pleased on behalf of GenCorp Inc. to extend to you an offer of employment on and subject to the terms and conditions set forth herein.

1. You will be employed as the Sr. V.P., Strategic Growth. In this capacity, you will devote your full time and efforts to the performance of those duties customarily performed in this capacity, subject to the direction of the Chairman and Chief Executive Officer ("Chairman") and the Board of Directors ("Directors") of GenCorp and in compliance with GenCorp's published policies and directives. At the next meeting, the Directors will elect you as a corporate officer.

2.   You will commence employment with GenCorp on or before June 7, 1996.

3. Your compensation will comprise a base salary and an incentive bonus for each fiscal year (i.e., December 1 through November 30) as follows:

     (a) Your initial base salary for the first full year of employment will be $300,000 and thereafter, will be subject to review and adjustment at the end of GenCorp's 1996 fiscal year and each subsequent fiscal year in accordance with GenCorp's established practice. Effective February 1, 1997, your base salary will be increased to at least $325,000. Your base salary will be payable in twenty-four semi-monthly installments in accordance with GenCorp's regular pay practices.

     (b) You will receive a hiring bonus of $150,000 that will be paid upon commencement of your employment with GenCorp. This bonus is in lieu of the expected bonus payment from your current employer due in June 1996.

     (c) You will be eligible to participate in GenCorp's Executive Incentive Compensation Program, beginning with GenCorp's 1996 fiscal year. Based on

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May 10, 1996-Revised
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     GenCorp's achievement of specified objectives and GenCorp's evaluation of your personal performance, you will have the opportunity to earn an incentive bonus in an amount ranging up to 100% of your base salary and payable in cash and shares of GenCorp's stock. Bonuses are payable in January or February following the end of GenCorp's fiscal year and in accordance with GenCorp's regular pay practices and discretion of the CEO. Your 1996 bonus will be prorated with a minimum of $75,000.

     (d) All bonus payments under the Executive Incentive Compensation Program, require that you be employed by GenCorp on the date of payment.

4. At the next regularly scheduled meeting of the Organization and Compensation Committee of the Board of Directors we will recommend an award of 75,000 shares of GenCorp's common stock pursuant to GenCorp's 1993 Stock Option Plan. The share price will be based on the market price of GenCorp's shares on your commencement date.

5. You will be eligible to participate in GenCorp's Long Term Incentive Program and you will be deemed to be a participant therein during the entire 1996-1998 performance period. Performance targets will be set ? at which time a copy of the program will be given to our participants. If GenCorp achieves specified performance goals, you will be entitled to receive an incentive award of shares of GenCorp's stock having a value which equals between 10% and 40% of your average annual compensation during the performance period.

6. You will be eligible to participate in the GenCorp Retirement Savings Plan. GenCorp currently matches up to 6% (first 3% at 100%, next 3% at 50%) of the participant's contributions from base salary and year-end bonus compensation. The Retirement Savings Plan also allows participants to make supplemental contributions from eligible compensation on a pre-tax and after-tax basis. Your contribution rate may be limited by certain restrictions imposed by the Internal Revenue Code. GenCorp's matching contributions vest immediately.

7. You will be entitled to participate in GenCorp's Pension Plan for Salaried Employees ("Pension Plan").

8. You will be eligible to participate in GenCorp's Benefit Restoration Plan. The Benefit Restoration Plan's purpose is to restore retirement plan benefits that you would otherwise lose because of certain Internal Revenue Code limitations on participation in such plans. One of those restrictions is a cap on the amount of an individual employee's compensation upon which contributions to the GenCorp Retirement Savings Plan may be based. The IRS compensation cap for the



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May 10, 1996-Revised
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     current plan year (which began January 1, 1996) is $150,000. The attached illustration (Attachment 1) assumes 5% salary growth, a bonus of 58% of base pay and 8% return in the account. In addition, you can contribute more than the 6% assumed for the GenCorp Retirement Savings Plan (Attachment 2).

9. GenCorp will pay or reimburse you for reasonable expenses which you incur in connection with your transfer and relocation of your home to the Akron area pursuant to GenCorp's Relocation Directive, including assistance in the sale of your current residence, transportation of household goods, and purchase of a residence in the Akron area. A copy of this program is enclosed. You will be treated under the transferred employee provision of the plan. GenCorp will provide you with temporary housing, including utilities, for a period of approximately one year and a reasonable number of trips for you or your family during this period.

10. You will be entitled to four weeks of vacation with pay during each year of your employment. You may not carry forward to a subsequent year any unused vacation nor will you be entitled to receive pay in lieu of any unused vacation. Additionally, you will enjoy all paid holidays which GenCorp designates for its salaried employees in the Fairlawn area. GenCorp's practice in recent years has been to close its offices during the period between Christmas and New Year's Day.

11. In addition to the above-mentioned employee benefit plans, you will be eligible to participate in the other employee benefit plans which GenCorp has established for its salaried employees (in each case, subject to and in accordance with the provisions of the applicable plan), including the following:

                  -        Comprehensive Health Care
                  -        Dental Care
                  -        Life Insurance
                  -        Supplemental Group Universal Life Insurance
                  -        Long Term Disability Insurance

     Nothing herein will be deemed to preclude GenCorp from changing or terminating any employee benefit plan, program, or practice applicable to you and other employees or require GenCorp to employ you for any specific period of time. Participation in some of these plans is voluntary and requires employee contributions.


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May 10, 1996-Revised
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     You should enroll for medical coverage under COBRA with your current employer upon resignation. GenCorp will reimburse you for the COBRA charges. Upon entry into our regular medical plan, GenCorp will reimburse you for mental health related expenses at 100% up to a maximum life time reimbursement of $70,000 less amounts previously covered by McKinsey.

12. The term of your employment will be indefinite in duration and, therefore, subject to termination at will by notice from you or GenCorp. In the event that (i) your employment is terminated by GenCorp for reasons other than cause or due to disability or mandatory retirement, and (ii) you execute an Enhanced Employment Separation Agreement (as defined under the Involuntary Separation Plan), you will be eligible to receive separation pay in the form of:

     (a) continuing base salary at the rate in effect on the date of termination, payable at the times regular salary payments are payable, subject to normal tax withholding; plus

     (b) continuing bonus payments, each in the annualized amount of your last bonus payment preceding your date of termination (or bonus guarantee, if an actual bonus has not yet be paid out), payable at the time bonuses are normally payable, subject to normal tax withholding;

     for a period not to exceed the shortest of (I) two (2) years from your date of termination, (ii) until you obtain "Comparable Employment (as determined under the Involuntary Separation Plan)."

     The Company will also enter into a severance agreement with you containing the standard terms and conditions utilized for the Company's executive officers and containing an additional provision which requires that any amount which may become payable under that severance agreement be offset by any amount which may be paid under this employment agreement as a results of the termination of your employment due to a change in control.

It is the policy of GenCorp that all offers of employment are contingent upon your submitting to a pre-employment medical examination and satisfying the job-related physical requirements. We offer a drug-free work environment. A pre-hire alcohol and drug screen is required and will be included in your pre-employment medical examination.


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May 10, 1996-Revised
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If the foregoing is satisfactory to you, please indicate your agreement by signing and remitting a duplicate copy of this letter.

                                          Yours truly,

                                          GENCORP INC.


                                          By /s/ John B. Yasinsky
                                            ---------------------------
                                            John B. Yasinsky
Agreed and accepted this
13th day of May, 1996

/s/ Nathaniel J. Mass
----------------------------
    Nathaniel J. Mass

Attachments